Exhibit 12.1

                             BERRY PLASTICS CORPORATION
             STATEMENT RE:  COMPUTATION OF EARNINGS TO FIXED CHARGES
                                  (in Thousands)


                                                           Fiscal
                                        _______________________________________________

(Dollars in thousands)                      1998     1999      2000     2001     2002
Earnings:
    Income (loss) before income taxes      $(7,819) $(8,584) $(22,227) $(1,361) $(3,990)
    Interest expense                        35,555   40,819    51,457   54,355   49,254
    Interest portion of rental expense       1,805    2,427     3,061    2,764    3,254
                                           -------   -------   -------  -------  -------
       Earnings                           $ 29,541  $34,662  $ 32,291  $55,758  $48,518
                                           ========  =======   =======  =======  =======

Fixed Charges:
    Interest expense                       $34,778  $39,372   $49,750  $53,766  $48,410
    Interest portion of rental expense       1,805    2,427     3,061    2,764    3,254
                                           -------  -------    ------- -------  -------
      Fixed charges                        $36,583  $41,799   $52,811  $56,530  $51,664
                                           =======  =======    =======  ======  =======

    Ratio (Deficiency) of earnings to
cover fixed charges                           0.8x     0.8x      0.6x     1.0x     0.9x